UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

DWS ENHANCED COMMODITY STRATEGY FUND, INC.
(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT LLC
WESTERN INVESTMENT HEDGED PARTNERS L.P.
WESTERN INVESTMENT ACTIVISM PARTNERS LLC
WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P.
WESTERN INVESTMENT TOTAL RETURN FUND LTD.
ARTHUR D. LIPSON
BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.
BENCHMARK PLUS PARTNERS, L.L.C.
BENCHMARK PLUS MANAGEMENT, L.L.C.
ROBERT FERGUSON
SCOTT FRANZBLAU
RICHARD A. RAPPAPORT
WILLIAM J. ROBERTS
NEIL CHELO
MATTHEW S. CROUSE
ROBERT H. DANIELS
GREGORY R. DUBE
ROBERT A. WOOD
LYNN D. SCHULTZ

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Western Investment LLC (“Western Investment”), together with the other Participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the next meeting of stockholders (the “Annual Meeting”) of DWS Enhanced Commodity Strategy Fund, Inc. (the “Fund”).  Western Investment has made a definitive filing with the SEC of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its slate of director nominees at the Annual Meeting.

Item 1:  On June 9, 2010, Western Investment issued the following press release:

Western Investment Delivers Letter to Richard H. Walker, General Counsel of Deutsche Bank AG

Questions Corporate Governance Practices at Deutsche Investment Management Americas Inc. and Closed-End Funds Managed by Deutsche

NEW YORK--Western Investment LLC delivered the following letter to Richard H. Walker, General Counsel of Deutsche Bank AG, the parent company of Deutsche Investment Management Americas Inc., which is the investment adviser of each of DWS Enhanced Commodity Strategy Fund, Inc. (NYSE: GCS - News), DWS RREEF World Real Estate & Tactical Strategies Fund, Inc. (NYSE: DRP - News), DWS Global High Income Fund, Inc. (NYSE: LBF - News), DWS Dreman Value Income Edge Fund, Inc. (NYSE: DHG - News), DWS Multi-Market Income Trust (NYSE: KMM - News), DWS Strategic Income Trust (NYSE: KST - News) and DWS High Income Trust (NYSE: KHI - News).

WESTERN INVESTMENT LLC
7050 South Union Park Center
Suite 590
Midvale, Utah 84047

June 9, 2010

BY HAND AND OVERNIGHT COURIER

Richard H. Walker
General Counsel
Deutsche Bank AG
60 Wall Street
New York, New York 10005

    Re:  Deutsche Bank Closed-End Funds

Dear Mr. Walker:

I am writing to you regarding the actions of Deutsche Investment Management Americas Inc. (“DIM”) and its affiliates (together “Deutsche”) relating to many of the closed-end funds it manages. Western Investment LLC (“Western Investment”) is the largest shareholder of many of these funds and has been harmed by Deutsche’s actions, along with other fund shareholders. We are extremely frustrated with these funds’ generally poor performance, excessive trading discounts to net asset value, grossly inadequate and, in some cases, skipped stock buy backs, and most importantly, Deutsche’s offensive disregard for even the most basic standards of corporate governance. I am writing to you out of exasperation, after years of futile attempts at making any progress with DIM. I am writing to you because you are general counsel to the parent corporation of Deutsche, responsible for the legal and compliance departments on a global basis, and a former enforcement director for the Securities and Exchange Commission, and I hope that your influence could lead to a reversal of Deutsche closed-end funds’ historical and continuing disregard for fundamental tenets of good corporate governance and shareholder democracy.

Deutsche closed-end funds have abysmal corporate governance records for disregarding fundamental shareholder rights whenever doing so has served Deutsche’s interests. In fund after fund there is a laundry list of entrenchment devices employed by Deutsche to keep Deutsche’s hand-picked board in office and those funds’ capital under Deutsch management. An example of Deutsche’s embarrassing actions can be found at DWS Enhanced Commodity Strategy Fund, Inc. (formerly named DWS Global Commodities Stock Fund, Inc.) (“GCS”). At GCS’s 2008 annual meeting of shareholders, Western Investment’s five director nominees received the vast majority of votes by a margin of 64% to 36%. But, because GCS had an absolute majority voting standard for the election of directors - a threshold that is nearly impossible to attain in a contested election – it declared that no directors were elected, so the five Deutsche nominee incumbents who received the five lowest vote totals were declared by the fund as the winners (“holdovers” is the polite legal term they used) and have served as directors ever since, without election. The absolute majority voting standard requires that to be elected a nominee receive the affirmative vote of a majority of the shares outstanding and entitled to vote. Following the striking 2008 vote of no-confidence by shareholders, GCS recognized that if it repeated this conduct in 2009, and declared a second consecutive “failed” election, under then-current law, any shareholder could have petitioned for GCS’ dissolution. So rather than repeal the majority vote provision bylaw and assure that shareholders could elect directors, GCS simply declined to hold an annual meeting in calendar 2009. It took a lawsuit from Western Investment to compel GCS to even schedule a shareholder meeting in 2010.

At GCS’s 2010 annual meeting, there are eight directors up for election. Of these eight, four of the incumbents were never even elected by shareholders. Because GCS maintains an absolute majority voting requirement, it is nearly certain that once again no directors will be elected. The majority vote bylaw is designed to make contested elections fail. You should know that Deutsche has employed this device to keep the unpopular and unelected incumbents in office at many of their other closed-end funds, including as recently as May 24, 2010 at the annual shareholders meeting of DWS Dreman Value Edge Fund, Inc. where Western Investment’s four director nominees received the vast majority of votes by a margin of 57% to 43%. How is that fair to shareholders? How is that acceptable corporate governance?

It is quite obvious that the Deutsche funds are using the absolute majority voting standard to ensure that its hand-picked directors will serve in near perpetuity. We are not alone in thinking that this represents an abuse and manipulation of shareholder democracy. The proposed Wall Street reform bill, which was recently passed by the United States Senate (S. 3217- Restoring American Financial Stability Act of 2010), includes a provision requiring that issuers eliminate absolute majority vote requirements or otherwise face delisting. This means that someday soon GCS and the other Deutsche closed-end funds may finally have directors who are elected by the will of shareholders, rather than incumbents who serve in perpetuity due to a legal technicality. Why do GCS and Deutsche continue to fight U.S. policy? Must an action be prohibited before Deutsche will discontinue it?

Not only is Deutsche’s behavior offensive, it is hypocritical. As you may be aware, Deutsche, when wearing its investor hat, has adopted policies and procedures that it believes are reasonably designed to ensure that proxies are voted in the best economic interest of its clients, in accordance with its fiduciary duties and local regulation (the “Global Proxy Voting Guidelines”). Perhaps it was you who designed the Global Proxy Voting Guidelines. Ironically, and hypocritically, Deutsche has continually violated its own Global Proxy Voting Guidelines with respect to the closed-end funds it manages. It maintains classified board structures at each of its funds despite its statement in the Global Proxy Voting Guidelines that “directors should be held accountable on an annual basis” and that “by entrenching the incumbent board, a classified board may be used as an anti-takeover device to the detriment of the shareholders….”

But Deutsche’s abuses do not stop with majority voting in contested elections. GCS has also decided to deny certain shareholders the right to vote their shares by opting into the Maryland Control Share Acquisition Act (“MCSAA”). This, despite Deutsche’s policy statement in the Global Proxy Voting Guidelines that “[c]ontrol share statutes, enacted at the state level, may harm long-term share value by entrenching management. They also unfairly deny certain shares their inherent voting rights.”

A number of the Deutsche closed-end funds have also recently unilaterally decided that “if an annual meeting is called for the purpose of considering the election of Board Members, and a then current Board Member up for election is not elected and such Board Member’s successor is not elected and qualified, then the current Board Member shall remain a member of the relevant class, holding office until the annual meeting held in the third succeeding year after such annual meeting is initially called and until the election and qualification of such Board Member’s successor, if any, or until such current Board Member sooner dies, resigns, retires or is removed.” In other words, if they win they get 3-year terms, and if they don’t win, they still get 3-year terms. Not only does such action counter disclosure provided to shareholders in the respective funds’ offering documents, we believe it violates the Investment Company Act of 1940.

You should be aware that this letter does not just represent the view of one shareholder. In a speech in November 2009, Andrew Donohue, the Director of the SEC’s Division of Investment Management, reviewed numerous practices taken by independent directors of investment companies and expressed his personal views when commenting on the legality of such practices - practices continuously used by Deutsche for its own benefit, to the detriment of shareholders.

•
Mr. Donohue criticized the adoption by a fund, or more particularly its board, of the MCSAA, stating “even when state law authorizes it, [the adoption] may be inconsistent with federal law and not in the best interest of the fund and its shareholders.” Mr. Donohue continued, “In my view, a provision which denies a shareholder deemed to posses ‘control shares’ the right to vote those shares constitutes a denial of equal voting rights and may violate the fundamental requirement that every share of the fund’s stock be voting stock.”

•
Mr. Donohue also criticized classic entrenchment maneuvers identical to those employed by the Deutsche directors - delaying the annual meeting and the imposition of a requirement that the election of directors requires the affirmative vote of a majority of outstanding shares.

•	Mr. Donohue stated that “the effect of the [meeting] delay is to postpone the ability of the shareholders to replace the existing board.”

•	He similarly noted that the absolute majority voting rule “amounts to an anti-takeover device that keeps the existing board in place.”

Western Investments has filed a proxy seeking the election of its eight nominees at GCS’s long overdue 2010 annual meeting. As is its practice, rather than address the true problem - GCS’s poor performance and corporate failings - GCS authorized its high priced corporate law firm to send a letter to the SEC, at shareholders’ expense, consisting of thin-skinned whining about the deserved antagonism we direct at Deutsche and GCS’ directors in our proxy materials. Does Deutsche, a giant international bank, really need to ask the SEC for protection from tiny Western Investment. How ludicrous! We encourage GCS and Deutsche to focus inward, do the right thing for shareholders, and not continue fighting shareholders’ inevitable rejection of Deutsche.

The time has come for Deutsche to get its funds in order. The corporate governance abuses and the disregard of the basic tenets of shareholder democracy have gone on long enough. We hope that you will consider this ongoing problem and will finally listen to shareholders and institute the corporate governance reforms at Deutsche that shareholders demand. Deutsche cannot continue to hide. Shareholders are watching. I will call you promptly to discuss this matter further.

Very truly yours,

WESTERN INVESTMENT LLC

By	/s/ Arthur D. Lipson
Name:	Arthur D. Lipson
Title:	Managing Member

Contact:

Western Investment LLC
Arthur D. Lipson, 801-942-5111
info@FixMyFund.com